FOR IMMEDIATE RELEASE

NUZEE (dba COFFEE BLENDERS®) EXPANDS PRODUCTION CAPACITY IN RESPONSE TO GROWING SINGLE SERVE POUR OVER COFFEE CO-PACKING DEMAND

Signs Agreement to Open New Co-Packing Operation in Plano, Texas

Nearly Doubles Square Footage at Vista, California Production Facility

VISTA, CA – May 14, 2019 -- NuZee, Inc. (OTCQB: NUZE) (“NuZee” or “the Company), a specialty coffee company and a leading U.S. single serve pour-over coffee producer and co-packer that wants to revolutionize the way coffee is enjoyed in America, today announced a significant corporate expansion involving its current facilities in Vista, California and a new facility in Plano, Texas.

NuZee has undertaken this expansion to support the growth of its pour over co-packing services, which is being driven by the receipt of large co-packing orders from new and existing customers, as well as increasing levels of interest from regional, national and global food and beverage companies.

“We are accelerating our corporate re-positioning towards co-packing and private labeling single serve pour over coffee for regional and global brands,” said Masa Higashida, NuZee’s Chief Executive Officer. “We have commenced private label one cup pour over coffee packet production and packaging for a large global brand. We are also in various stages of negotiation with several other large regional and global brands, which we expect will help drive the continuing growth of our co-packing business.”

“This added capacity, once completed, will broaden our geographic presence and allow us to better serve current and future clients in a more efficient and cost-effective manner,” said Travis Gorney, President and COO of NuZee.

NuZee has entered into a lease agreement on 16,603 square-foot facility in Plano, Texas where it plans to create a new single serve pour over co-packing hub. The Plano facility provides several strategic advantages, including more favorable logistics given its central US location, lower cost structure, and ultimately greater economies of scale as production ramps up. At peak production, the Company plans to employ over 30 people at its Plano facility.

The Company has been granted immediate access to the Plano facility and will commence paying monthly rent on July 1, 2019.  The Plano facility must achieve Level 2 Safe Quality Food (SQF) Certification from the Safe Quality Food Institute (SQFI) before it can commence co-packing activity. NuZee will prepare the Plano facility for the necessary food safety auditing process conducted by SQFI and expects to be fully operational with the appropriate certifications by the end of 2019.

NuZee has also signed agreements that add more than 3,200 square feet of production capacity at its headquarters in Vista, California, expanding this facility to 6,751 square feet.  NuZee will add two new co-packing machines, upgrade process automation, and expand warehouse space at its Vista facility. These enhancements are expected to allow for an approximate 50% growth in production capacity and will be able to meet expected Drip Cup production demand until the Plano facility is operational.  The expansion and associated infrastructure implementation should be completed over the next few months.

NuZee’s Vista facility is the only currently operating and certified Drip Cup manufacturing and co-packing facility in the United States. In 2018, NuZee’s Vista facility received Level 2 SQF Certification.   The facility is also Fair Trade, Organic, Halal, and Kosher certified.

Pour over coffee, known as the Drip Cup in Japan, is one of the most popular methods of enjoying coffee in that country where more than 2.5 billion cups are consumed each year.  Each pour over packet comes sealed in a single-serve, nitrogen-flushed package. Simply pass hot water over the ground coffee contained in the specially-designed, perforated pouch for delicious coffee anywhere, anytime.  The pour over method requires no machinery (just hot water) and creates minimal waste.

Learn more about NuZee’s co-packing capabilities at http://pourovercopacking.com.

About NuZee and Coffee Blenders

NuZee, Inc. (d/b/a Coffee Blenders®) is a specialty coffee company and a leading U.S. single-serve pour-over coffee producer and co-packer. We own highly sophisticated packing equipment developed in Asia for pour over coffee production and possess exclusive agreements that restrict North American competitors’ access to equipment and pour over filters.  Our products are available at more than 2,000 retail locations across the United States, Japan and Korea, and online retailers.   Our SQF level 2 certified facility is Fair Trade, Organic, Kosher and Halal.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including our ability to timely obtain safety certification for our new facility, our ability to timely implement production at the new facility and increase production at the existing facility, the continued growth of our pour over co-packing business and those risk factors set forth in our most recent Annual Report on Form10-K. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

NuZee Investor Relations

Travis Gorney   Devin Sullivan

President & COOSenior Vice President

(760) 842-5522The Equity Group Inc.

travis@coffeeblenders.com (212) 836-9608

dsullivan@equityny.com

Shanoop Kothari

SVP and Chief Financial Officer

(713) 530-7688

shanoop@coffeeblenders.com

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